Exhibit 3(b)
PACIFIC LIFE INSURANCE COMPANY
VARIABLE CONTRACT SELLING AGREEMENT
     This Agreement (“Agreement”) is made as of                                         , 20___ by and among PACIFIC LIFE INSURANCE COMPANY (“Pacific Life”), PACIFIC SELECT DISTRIBUTORS, INC. (“Distributor”), a broker/dealer registered with the Securities and Exchange Commission (“SEC”) pursuant to the Securities Exchange Act of 1934, as amended (“Exchange Act”), and a member of the National Association of Securities Dealers, Inc. (“NASD”),                                                                                  (“Broker/Dealer”), and each undersigned agency (jointly and severally referred to herein as “Agency”); Broker/Dealer and Agency jointly and severally hereinafter referred to collectively as “Selling Entities”.
     This Agreement is for the purpose of providing for the distribution of certain variable life insurance policies and/or fixed and variable annuity contracts set forth in Exhibit A hereto and of any successor additional SEC registered insurance products (as discussed in Paragraph [3] of this Agreement) issued by Pacific Life and distributed by Distributor through representatives who are both (a) state insurance licensed and appointed agents of Pacific Life and associated with the Agency and (b) NASD registered representatives of Broker/Dealer who are appropriately licensed both with the NASD and with the relevant states. The variable life insurance and/or annuity contracts set forth in Exhibit A hereto, as such Exhibit may be amended and/or restated from time to time to include any successor or additional SEC registered insurance products, and together with any riders to such contracts, are referred to collectively herein as the “Contracts”.
1. APPOINTMENT
     In consideration of the mutual promises and covenants contained in this Agreement, Pacific Life and Distributor appoint Broker/Dealer and those persons associated with Agency who are NASD registered representatives of Broker/Dealer and state insurance licensed agents of Pacific Life to solicit and procure applications for the Contracts.
     These appointments are not deemed to be exclusive in any manner and extend only to those jurisdictions, set forth in Exhibit B hereto as such Exhibit B may be amended from time to time by Pacific Life in its sole discretion, where the Contracts specified in such Exhibit B have been approved for sale.
     From time to time, Pacific Life will provide Selling Entities with information regarding the jurisdictions in which Pacific Life is authorized to solicit applications for the Contracts and any limitations on the availability of such Contracts in any jurisdiction.
2. RESPONSIBILITIES
     Broker/Dealer is authorized to collect the premium on the Contracts and shall promptly remit such premiums in full along with such application and any other required documentation to Pacific Life. Contract applications shall be taken only on preprinted, state-appropriate application forms supplied by Pacific Life. All completed applications, supporting documents and payments are the sole property of Pacific Life and must be promptly delivered to Pacific Life. All applications are subject to acceptance by Pacific Life at its sole discretion. Pacific Life will deliver annuity Contracts in accordance with the instructions provided by Broker/Dealer under Exhibit D, Broker/Dealer Direction for Annuity Contract Delivery.
3. NEW PRODUCTS
     Distributor may propose and Pacific Life may issue additional or successor products, in which event Broker/Dealer will be informed of the new product and its related Compensation Schedule. If Broker/Dealer does not agree to distribute such new product(s), it must notify Pacific Life in writing within 30 days of receipt of the Compensation Schedule for such new product(s). If Broker/Dealer does not indicate disapproval of the new product(s) or the terms contained in its related Compensation Schedule, Broker/Dealer will be deemed to have thereby agreed (a) to distribute such new product(s) and agreed to its related Compensation Schedule, which shall be attached to and made a part of this Agreement as an amendment or addendum to the Compensation Schedule or as a new Compensation Schedule hereto, and (b) to the amendment of Exhibits A and B to this Agreement to name such new product(s) and to identify where their offer and sale has been approved.
4. SUBAGENTS
     Agency is authorized to appoint Subagents to solicit sales of the Contracts (“Subagents”); provided, however, that Pacific Life shall have the right in its sole discretion to terminate the appointment of any Subagent upon notice from Pacific

Pacific Life Standard Selling Agreement
Life to Agency. Agency warrants that no Subagent shall commence solicitation nor aid, directly or indirectly, in the solicitation of any application for any Contract unless, at the time of such solicitation or aid, such Subagent is appropriately licensed for such product under applicable insurance laws and is an NASD registered representative of Broker/Dealer.
     Selling Entities each represent that they have, for each Subagent, fulfilled all requirements set forth in the form of general letter of recommendation set forth in Exhibit C hereto; and agree, upon reasonable request by Pacific Life, to furnish proof of such fulfillment as Pacific Life may require.
5. SALES MATERIAL
     Neither Selling Entities nor any of their respective Subagents, officers, directors, employees, affiliates, representatives or agents shall utilize in their marketing efforts for the Contracts any written brochure, prospectus, descriptive literature, printed and published material, audio-visual material, internet, websites or standard letters; provided, however, that they may: (a) use preprinted material that has been provided by Pacific Life or Distributor, and (b) use material, the use of which Pacific Life has specifically approved, in writing, prior to such use. Broker/Dealer agrees to provide Pacific Life with evidence that any material proposed to be used and previously approved by Pacific Life was filed with the NASD in accordance with applicable rules and provide copies of correspondence with the NASD relating to the proposed material.
6. RECORDS
     In accordance with the requirements of federal and state laws and rules of applicable self-regulatory organizations as defined in the Exchange Act (“SROs”) including but not limited to the Conduct Rules of the NASD (“NASD Rules”), Selling Entities shall maintain complete records concerning the sale of the Contracts, information regarding the customs relating to the sale and/or servicing of the Contracts, including the manner and extent of distribution of any sales, marketing or other solicitation material, shall make such records and files available to staff of Pacific Life or Distributor at such times as Pacific Life or Distributor may reasonably request and shall make such material available to personnel of state insurance departments, the NASD or other regulatory agency, including the SEC, that have regulatory authority over Pacific Life or Distributor.
7. DELIVERY OF PROSPECTUSES
     Selling Entities warrant that each solicitation, specifically including any solicitation effected by any Subagent, will be made by use of a currently effective prospectus, that a prospectus will be delivered concurrently with each sales presentation and that no statements shall be made to a client superseding or controverting any statement made in the prospectus. Pacific Life and/or Distributor shall furnish Selling Entities, at no cost to Selling Entities, reasonable quantities of prospectuses and such other material as Pacific Life and Distributor deem necessary to aid in the solicitation of Contracts.
8. BROKER/DEALER REPRESENTATIONS
     The representations, warranties and covenants of Broker/Dealer set forth in this Agreement are continuous during the term of this Agreement and Broker/Dealer agrees to notify each of Pacific Life and Distributor immediately, in writing, if, at any time during the course of this Agreement, any of the representations, warranties or covenants set forth herein become inaccurate or untrue of the facts related thereto.
     Broker/Dealer represents, warrants and covenants that:
     (a) Broker/Dealer is affiliated with Agency that is properly licensed under the insurance laws of the jurisdiction(s) in which Broker/Dealer will act under this Agreement;
     (b) Broker/Dealer is registered with the SEC as a broker/dealer under the Exchange Act, a member of the NASD and will, throughout the duration of this Agreement, remain in compliance with the requirements of the NASD and of the Exchange Act, including but not limited to laws requiring that the Broker/Dealer and each of its Subagents/registered representatives be appropriately securities registered, insurance licensed and appointed by Pacific Life, and such other applicable federal or state laws;
     (c) Broker/Dealer has established rules, procedures, and supervisory and inspection techniques necessary to train and to supervise diligently the activities of its NASD registered representatives who are state insurance licensed and appointed by Pacific Life;
     (d) Broker/Dealer shall ensure that no registered representative of Broker/Dealer, including any Subagent, shall sell or recommend for sale any Contract to any person without reasonable grounds for believing, after appropriate inquiry, that the purchase of that Contract is suitable for that person;

Pacific Life Standard Selling Agreement
     (e) Broker/Dealer shall ensure that no registered representative of Broker/Dealer, including any Subagent, shall recommend to any person any investment option(s) offered under the Contract without reasonable grounds for believing, after appropriate inquiry, that investment in such investment option(s) under the Contract is suitable for that person. In addition, Broker/Dealer shall ensure that no registered representative of Broker/Dealer, including any Subagent, shall recommend to any person participation in any asset allocation program offered by Pacific Life, Distributor and/or any affiliate of the foregoing, in connection with the Contract (including, but not limited to, the Portfolio Optimization program), or recommend the selection of a particular asset allocation model made available by any such asset allocation program offered by Pacific Life, Distributor or any affiliate of the foregoing (“Program”), without reasonable grounds for believing, after appropriate inquiry, that such Program and/or selected asset allocation model within such Program is suitable for that person. In addition, Broker/Dealer shall provide to such person a copy of Part II of the Form ADV (or equivalent brochure) of Pacific Life (or such other affiliated registered investment adviser offering such Program) to such person, on behalf of Pacific Life (or such other affiliated registered investment adviser offering such Program), in accordance with the delivery requirements of Rule 204-3 under the Investment Advisers Act of 1940. For this purpose, Distributor shall furnish to Selling Entities, at no cost to the Selling Entities, reasonable quantities of Part II of Form ADV (or equivalent brochures) of Pacific Life (or such other affiliated registered investment adviser offering such Program).
     (f) Upon request by Pacific Life and Distributor, Broker/Dealer will furnish such appropriate records as are necessary to document the training, licensing and diligent supervision required by subparagraph (c) above, and client suitability determinations and delivery of Part II of the Form ADV (or equivalent brochure) of Pacific Life (or such other affiliated registered investment adviser offering such Program) as required by subparagraphs (d) and (e) above.
     (g) Broker/Dealer agrees to provide Pacific Life with annual certification that it has in place a system of supervision with respect to its registered representatives to ensure compliance with applicable state law regarding the suitability of fixed annuity sales to seniors. Upon request by Pacific Life, Broker/Dealer agrees to allow Pacific Life to conduct a reasonable review as is necessary to determine whether Broker/Dealer is performing such functions as may be required under applicable law.
     (h) Selling Entities shall not engage in, authorize or facilitate market timing or late trading in the Contracts (for your own account or for the accounts of your customers) and shall assist Pacific Life and Distributor in identifying and preventing market timing and late trading in the Contracts, in accordance with the terms of the prospectus. Selling Entities shall provide to Pacific Life their market-timing and late-trading policies upon request. Selling Entities further represent that they have performed a review of their internal controls and procedures to ensure that such controls and procedures are reasonably designed to (i) prevent the submission of any purchase or transfer order received after that day’s deadline for submission of the order based upon that day’s Unit Value; and (ii) prevent the purchase of Contracts and transfer among Investment Options by an individual or entity whose stated objectives are not consistent with the policies summarized in the Contracts’ prospectuses designed to protect the best interests of long-term investors, particularly where the individual or entity may be seeking market timing or arbitrage opportunities through such purchase.
9. AGENCY REPRESENTATIONS
     The representations, warranties and covenants of Agency set forth in this Agreement are continuous during the term of this Agreement and Agency agrees to notify each of Pacific Life and Distributor immediately, in writing, if, at any time during the course of this Agreement, any of the representations, warranties or covenants set forth herein become inaccurate or untrue of the facts related thereto.
     Agency represents, warrants and covenants that it will, and will cause each Subagent to, comply fully with the requirements of state insurance law and applicable federal laws, including but not limited to assuring appropriate state insurance licensing and appointment by Pacific Life, and will establish rules and procedures necessary to supervise diligently the activities of licensed and appointed agents of Pacific Life associated with Agency. Upon request by Pacific Life or Distributor, Agency will furnish such appropriate records as are necessary to document such diligent supervision.
10. PACIFIC LIFE REPRESENTATIONS
     Pacific Life represents that the prospectus(es) and registration statement(s) relating to the Contracts that are and shall be in effect from time to time contain no untrue statements of material fact and do not omit to state material facts, the omission of which makes any statement contained in such prospectus(es) and registration statement(s) misleading.
11. COMPENSATION

Pacific Life Standard Selling Agreement
     11.1 Pacific Life, through Distributor, will remit to Broker/Dealer or Agency compensation as set forth in the applicable Compensation Schedule hereto, which payments or termination thereof shall be governed by the administrative rules established by Pacific Life in its sole discretion. Selling Entities shall pay all Subagents. Pacific Life reserves the right not to pay compensation on a Contract, the premium for which is paid in whole or in part by the loan or surrender value of any other life insurance policy or annuity contract issued by Pacific Life.
     11.2 Pacific Life may offset, against any claim for commission and any other compensation payable to Broker/Dealer or Agency under this Agreement, any existing or future indebtedness of, respectively, Broker/Dealer or Agency, whether fixed or contingent, whether such indebtedness arises under this Agreement or otherwise. Such indebtedness shall constitute a first lien against any such compensation. Neither Broker/Dealer nor Agency may offset, against any such indebtedness, any compensation accruing under this Agreement.
12. COMPLAINTS AND INVESTIGATIONS
     Pacific Life, Distributor, Broker/Dealer and Agency agree to cooperate fully in any insurance or securities regulatory investigation or proceeding or judicial proceeding with respect to Pacific Life, Distributor, Broker/Dealer and/or Agency, their affiliates and their agents or representatives to the extent that such investigation or proceeding is in connection with the Contracts distributed under this Agreement. Without limiting the foregoing:
     (a) Selling Entities shall promptly notify Pacific Life and Distributor of any complaint or comment regarding the Contracts and/or any allegation that Selling Entities or any of its Subagents/representatives violated any law, regulation or rule in soliciting applications for or servicing the Contracts. Selling Entities shall promptly investigate such complaint or allegation, take appropriate remedial measures and notify Pacific Life and Distributor of same. Selling Entities shall provide Pacific Life and Distributor with full details of and correspondence relating to any of the foregoing, including copies of all legal documents pertaining thereto.
     (b) Selling Entities shall cooperate fully with Pacific Life and Distributor in any regulatory proceeding or judicial proceeding involving the solicitation of applications for or the servicing of Contracts by the Selling Entities or any of their representatives.
13. INDEMNIFICATION
     13.1 Pacific Life and Distributor agree to indemnify and hold harmless Selling Entities, their officers, directors, agents and employees, against any and all losses, claims, damages, or liabilities to which they may become subject under the Securities Act, the Exchange Act, the Investment Company Act of 1940, or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact required to be stated or necessary to make the statements made not misleading in the registration statement for the Contracts or for the shares of Pacific Select Fund (the “Fund”) filed pursuant to the Securities Act, or any prospectus included as a part thereof, as from time to time amended and supplemented, or in any advertisement or sales literature provided by Pacific Life and Distributor.
     13.2 Selling Entities agree to, jointly and severally, hold harmless and indemnify Pacific Life and Distributor and any of their respective affiliates, employees, officers, agents and directors (collectively, “Indemnified Persons”) against any and all claims, liabilities and expenses (including, without limitation, losses occasioned by any rescission of any Contract pursuant to a “free look” provision or by any return of initial purchase payment in connection with an incomplete application), including, without limitation, reasonable attorneys’ fees and expenses and any loss attributable to the investment experience under a Contract, that any Indemnified Person may incur from liabilities resulting or arising out of or based upon (a) any untrue or alleged untrue statement other than statements contained in the registration statement or prospectus relating to any Contract, (b) (i) any inaccurate or misleading, or allegedly inaccurate or misleading sales material used in connection with any marketing or solicitation relating to any Contract, other than sales material provided preprinted by Pacific Life or Distributor, and (ii) any use of any sales material that either has not been specifically approved in writing by Pacific Life or Distributor or that, although previously approved in writing by Pacific Life or Distributor, has been disapproved, in writing by either of them, for further use, or (c) any act or omission of a Subagent, director, officer or employee of Selling Entities, including, without limitation, any failure of Selling Entities or any Subagent to be registered as required as a broker/dealer under the 1934 Act, or licensed in accordance with the rules of any applicable SRO or insurance regulator.
14. FIDELITY BOND

Pacific Life Standard Selling Agreement
     Selling Entities each represent and covenant that all directors, officers, employees and Subagents of Selling Entities licensed pursuant to this Agreement or who have access to funds of Pacific Life are and will continue to be covered by a blanket fidelity bond including coverage for larceny, embezzlement and other defalcation, issued by a bonding company rated A- or better from A.M. Best or equivalent rating from another nationally recognized statistical rating organization. This bond shall be maintained at Broker/Dealer’s and/or Agency’s expense. Such bond shall be at least equivalent to the minimal coverage required under the NASD Rules, and endorsed to extend coverage to life insurance and annuity transactions. Selling Entities acknowledge that Pacific Life may require evidence that such coverage is in force, and Broker/Dealer or Agency shall promptly give notice to Pacific Life of any notice of cancellation or change of coverage.
     Selling Entities each assign any proceeds received from the fidelity bond company, error and omissions or other liability coverage, to Pacific Life to the extent of Pacific Life’s loss due to activities covered by the bond. If there is any deficiency, Selling Entities will promptly pay Pacific Life the amount of such deficiency on demand. Selling Entities each shall indemnify and hold harmless Pacific Life from any such deficiency and from the cost of collection.
15. LIMITATIONS OF AUTHORITY
     The Contract forms are the sole property of Pacific Life. No person other than Pacific Life has the right or authority to: (i) make, alter or discharge any policy, Contract, certificate, supplemental contract or form issued by Pacific Life; (ii) make, alter, modify or discharge any Contract; (iii) waive or modify any provision with respect to any Contract or policy; (iv) incur indebtedness or liability, or expend or contract for expenditure of any funds on behalf of Pacific Life or the Contracts; (v) extend the time for payment of any premiums, bind Pacific Life to reinstate any terminated Contracts, or accept notes for payment of premiums; (vi) enter into any proceeding in a court of law or before a regulatory agency in the name of or on behalf of Pacific Life; or (vii) institute or file any response to any legal proceeding in connection with any matter pertaining to the Contracts on behalf of Pacific Life without the prior written consent of Pacific Life (except that if Selling Entities themselves are named as a party or parties in such proceedings each named party may enter into legal proceedings on its own behalf without the written consent of Pacific Life).
16. GENERAL PROVISIONS
     16.1 Waiver
     Failure of any of the parties to insist promptly upon strict compliance with any of the obligations of any other party under this Agreement will not be deemed to constitute a waiver of the right to enforce strict compliance.
     16.2 Independent Contractors
     Selling Entities are each an independent contractor and not an employee or subsidiary of Pacific Life or Distributor. Nothing contained in this Agreement or otherwise shall be deemed to make any registered representative of Broker/Dealer or any Subagent appointed by Agency an employee or agent of Pacific Life or Distributor for tax or any other purposes. Neither Pacific Life nor Distributor shall have any responsibility for training or supervision of any such Subagent or registered representative or of any other employee or affiliate of any Selling Entities.
     16.3 Independent Assignment
     No assignment of this Agreement or of commissions or other payments under this Agreement shall be valid without prior written consent of Pacific Life. Any purported assignment in violation of this Paragraph 16.3 is void.
     16.4 Notice
     Any notice required or otherwise given pursuant to this Agreement may be given electronically by facsimile or electronic mail (but not orally by telephone) or by mail, postage paid, (including any express mail service), transmitted to the last address communicated by the receiving party to the other parties to this Agreement. The current address for mailing purposes of this Agreement shall be set forth on the signature page.
     16.5 Severability
     To the extent this Agreement may be in conflict with any applicable law or regulation, this Agreement shall be construed in a manner consistent with such law or regulation. The invalidity or illegality of any provisions of this Agreement shall not be deemed to affect the validity or legality of any other provision of this Agreement.
     16.6 Amendment
     Except as expressly provided herein, this Agreement may be amended only by a writing signed by all parties. The Exhibits hereto may be amended by Pacific Life or Distributor upon 10 days’ written notice to Broker/Dealer and Agency

Pacific Life Standard Selling Agreement
which shall be deemed received the earlier of actual receipt or 10 days after mailing or transmission. The submission of an application for the Contracts by Broker/Dealer or Agency after the date of any such amendment shall constitute such party’s agreement to such amendment. No amendment will impair the right to receive commissions as accrued with respect to Contracts issued and applications procured prior to the amendment.
     16.7 Termination
     This Agreement may be terminated by any party for any reason upon 10 days’ prior written notice. It may be terminated, for cause, by any party immediately. Termination of this Agreement shall not impair the right to receive commissions accrued with respect to applications procured prior to the termination except as otherwise specifically provided in the applicable Compensation Schedule hereto.
     16.8 Survival
     All representations and warranties made in or pursuant to this Agreement and the provisions of Paragraphs 11, 12 and 16.10 of this Agreement shall survive the termination of this Agreement.
     16.9 Governing Law
     This Agreement shall be construed in accordance with the laws of the State of California, without giving effect to the conflict of law provisions thereof. Broker/Dealer and Agency consent to the jurisdiction of the courts of the State of California and to the jurisdiction of federal courts located within California.
     16.10 Proprietary Information
     Selling Entities acknowledge that information pertaining to any Distributor program or service, including names of Contract owners, is proprietary in nature and belongs exclusively to Distributor. Selling Entities agree that they will not disclose any information concerning Distributor programs or services to any person, for consideration or otherwise, unless (a) Pacific Life or Distributor has authorized such disclosure in writing or (b) if such disclosure is expressly required by state or federal regulatory authorities and Pacific Life and Distributor have received notice, in writing, of such disclosure. Selling Entities agree further that, following termination of this Agreement for any reason, they will not solicit or otherwise contact any Contract owner for any reason except as expressly agreed in writing by Distributor or Pacific Life.
     16.11 Confidentiality Clause
     The parties acknowledge that as a result of this Agreement, each party may have access to and receive from the other party non-public personally identifiable financial and/or health information (NPI), as defined in federal and state law, regarding consumers, customers, former customers and/or their beneficiaries. The parties agree to maintain the confidentiality of such NPI and shall not use, disclose, furnish or make accessible such NPI to anyone other than authorized employees and agents of that party as necessary to carry out the party’s obligations under this Agreement. Each party further agrees to establish and maintain administrative, technical and physical safeguards to protect the security, confidentiality and integrity of the NPI. At the request of the party that owns the NPI, or in the absence of such request, upon termination of this Agreement, the other party shall promptly return all NPI which has been provided to it, or dispose of such NPI in a manner agreed upon by the parties, unless the party is required to maintain such NPI under federal or state laws or regulations.
[Signatures on the Following Page.]

Pacific Life Standard Selling Agreement
     16.12 Entire Agreement
     This Agreement shall constitute the entire agreement among the parties and supersedes all prior agreements and understandings, whether written or verbal.
     By signing below, each of the undersigned agrees to have read and be bound by the terms and conditions of this Agreement. Each of the undersigned acknowledges receipt of a copy of this Agreement.
This Agreement shall be effective as of :

Pacific Life Insurance Company	Pacific Select Distributors, Inc.
700 Newport Center Drive	700 Newport Center Drive
Newport Beach, CA 92660	Newport Beach, CA 92660

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

Broker/Dealer:	Agency:

Address:	Address:

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

Pacific Life Standard Selling Agreement

Agency:	Agency:

Address:	Address:

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

Agency:	Agency:

Address:	Address:

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

Agency:	Agency:

Address:	Address:

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

Agency:	Agency:

Address:	Address:

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

Pacific Life Standard Selling Agreement
EXHIBIT A
PACIFIC LIFE INSURANCE COMPANY
CONTRACTS COVERED BY THIS AGREEMENT

Contract Name	Contract Number
Pacific One Select	10-131

Pacific Portfolios	96/95-00

Pacific Odyssey	10-78

Pacific Value	PV9808

Pacific Innovations Select	10-130

Pacific Select Exec	88-52

Pacific Select Exec II	98-52

Pacific Select Estate Preserver III	00-56

Pacific Select Estate Preserver IV	00-57

Pacific Select Estate Preserver V	P01SP5

Pacific Select Estate Maximizer	97-50 & 97-50-J

Pacific Frontiers	97-00
Date: September 1, 2005

Pacific Life Standard Selling Agreement
EXHIBIT B
JURISDICTIONS IN WHICH PACIFIC LIFE INSURANCE COMPANY
IS APPROVED FOR SALE OF CONTRACTS
COVERED BY THIS AGREEMENT

Contract Name	Jurisdictions
Pacific One Select	Approved in all states.

Pacific Portfolios	Approved in all states except: New Jersey, Washington.

Pacific Frontiers	Approved in all states except: New Jersey, Oregon,
Pennsylvania, Texas, and Vermont.

Pacific Value	Approved in all states.

Pacific Innovations Select	Approved in all states.

Pacific Odyssey	Approved in all states.

Pacific Select Exec	Approved in all states except: New Jersey.

Pacific Select Estate Preserver III	Approved in all states except: Pennsylvania.

Pacific Select Estate Preserver IV	Approved in all states except: Pennsylvania.

Pacific Select Estate Maximizer	Approved in all states except: New Jersey, Vermont.
Date: September 1, 2005

Pacific Life Standard Selling Agreement
EXHIBIT C
GENERAL LETTER OF RECOMMENDATION
Selling Entities hereby certify to Pacific Life that all of the following requirements will be fulfilled in conjunction with the submission of licensing/appointment papers for all applicants as Subagents (“Applicant”) submitted by Agency. Agency will, upon request, forward proof of compliance with same to Pacific Life in a timely manner, including but not limited to general background check information, NASD background information/reports, fingerprint reports, etc.
1. We have made a thorough and diligent inquiry and investigation relative to each applicant’s identity, residence and business reputation and declare that each applicant is personally known to us, has been examined by us, is known to be of good moral character, has a good business reputation, is reliable, is financially responsible and is worthy of a license. Our inquiries and investigations were sufficient to meet the requirements of requisite state insurance regulation, federal securities regulation and NASD requirements. Each individual is trustworthy, competent, and qualified to act as an agent for Pacific Life, and to hold himself out in good faith to the general public. We vouch for each applicant.
2. We have on file a B-300, B-301 or U-4 form which was completed by each applicant. We have fulfilled all the necessary investigative requirements for the registration of each applicant as a registered representative through our NASD member firm, and each applicant is presently registered as an NASD registered representative.
The above information in our files indicates no fact or condition which would disqualify the applicant from receiving a license, and all the findings of all investigative information is favorable.
3. We certify that all educational requirements have been met for the specific state in which each applicant is requesting a license, and that all such persons have fulfilled the appropriate examination, education and training requirements.
4. If the applicant is required to submit his or her picture, signature, and securities registration in the state in which he or she is applying for a license, we certify that those items forwarded to Pacific Life are those of the applicant and that the securities registration and any insurance licenses are true copies of the original.
5. We hereby warrant that the applicant is not applying for a license with Pacific Life in order to place insurance chiefly or solely on his or her life or property, lives or property of his or her relatives, or property or liability of his or her associates.
6. We certify that each applicant will receive close and adequate supervision, and that we will make inspection when needed of any or all risks written by these applicants, to the end that the insurance interest of the public will be properly protected.
7. We will not permit any applicant to transact insurance as an agent until duly licensed therefor. No applicants have been given a contract or furnished supplies, nor have any applicants been permitted to write, solicit business or act as an agent in any capacity, and they will not be so permitted until the certificate of authority or license applied for is received.
8. We certify that Selling Entities and applicant shall have entered into a written agreement pursuant to which: (i) applicant is appointed a Subagent of Agency and a registered representative of Broker/Dealer; (ii) applicant agrees that his/her selling activities relating to securities-regulated Contracts shall be under the supervision and control of Broker/Dealer and his/her selling activities relating to all other Contracts shall be under the supervision and control of Agency; and (iii) applicant’s right to continue to sell such Contracts is subject to his/her continued compliance with such agreement and any procedures, rules or regulations implemented by Selling Entities
        .

Pacific Life Standard Selling Agreement
EXHIBIT D
BROKER/ DEALER DIRECTION
FOR ANNUITY CONTRACT DELIVERY
Unless otherwise noted, Pacific Life will mail all annuity contracts to the Registered Representatives’ business address. Indicate below if your firm wants to establish a different routing option for the delivery of contracts for your clients.

1.	Contract Owner

2.	Broker/Dealer’s Home Office

3.	Broker/Dealer’s alternate address (as noted below)

     If number 1 is selected, annuity contract will be delivered to the Contract Owner, except in certain circumstances where State requirements mandate the delivery to the Registered Representative. For all circumstances where contracts are delivered other than directly to the contract owner (for example, if number 2 or 3 above is selected or if the contracts are mailed to the Registered Representatives as a result of the standard default or State requirements), Broker/Dealer represents warrants and covenants:
(a)	That it shall ensure that the annuity contracts will be delivered to the Contract owner within fifteen (15) business days from their receipt from Pacific Life;

(b)	That it understands that during the Free Look period, which begins when the annuity contract is delivered to the Contract owner, the Contract owner has the right to cancel the annuity contract and return it to Pacific Life for a refund. The amount of the refund may be more or less than the Investment (“Purchase Payment”), depending on the state where the client signed the application and the kind of contract purchased; and

(c)	That upon request by Pacific Life, Broker/Dealer will furnish such appropriate records as are necessary to document date of delivery of annuity contracts to Contract owners.
Selling Entities agree to, jointly and severally, hold harmless and indemnify Pacific Life and any of its subsidiaries, affiliates, officers, directors, employees, and agents (collectively, “Indemnified Persons”) from and against any and all claims, liabilities, damages, actions, charges and expenses, including, without limitation, reasonable attorneys’ fees and expenses and any losses attributable to the investment experience under an annuity contract, that any Indemnified Person may incur from liabilities resulting or arising out of any failure of Selling Entities and/or their Registered Representatives to deliver annuity contracts within the time frame specified above.